                                                Exhibit 99.1

LIONSGATE REPORTS RESULTS FOR SECOND QUARTER FISCAL 2024

Second Quarter Revenue was $1.0 Billion; Operating Loss was $817.5 Million; Cash Flows Provided by Operating Activities were $301.1 Million

Operating Income was $58.0 Million Before Impact of Non-Cash Goodwill and Intangible Asset Writedown and Restructuring Charges Related to Media Networks

Net Loss Attributable to Lionsgate Shareholders was $886.2 Million or $3.79 Diluted Net Loss Per Share

Adjusted Net Income Attributable to Lionsgate Shareholders was $48.6 Million or $0.21 Adjusted Diluted Earnings Per Share

Adjusted OIBDA was $140.7 Million and Adjusted Free Cash Flow was $133.4 Million

STARZ Gains 200K Domestic OTT Subscribers in the Quarter

Lionsgate Trailing 12-Month Library Revenue of $870 Million Increases 17% Year-Over-Year

SANTA MONICA, CA, and VANCOUVER, BC, November 9, 2023 – Lionsgate (NYSE: LGF.A, LGF.B) today reported second quarter (quarter ended September 30, 2023) revenue of $1.0 billion, operating loss of $817.5 million, and net loss attributable to Lionsgate shareholders of $886.2 million or $3.79 diluted net loss per share on 234.0 million diluted weighted average common shares outstanding. Adjusted net income attributable to Lionsgate shareholders in the quarter was $48.6 million or $0.21 adjusted diluted net earnings per share on 235.0 million diluted weighted average common shares outstanding. Adjusted OIBDA rose to $140.7 million in the quarter.

STARZ returned to domestic OTT subscriber growth with a gain of 200K domestic OTT subscribers in the quarter. It will exit the U.K. market by March 31, 2024 as it focuses on growing its domestic business. The Company took $876 million in charges related to Media Networks in the quarter, including a $212 million restructuring charge from its exit of the U.K. and Latin American markets and the write-off of non-core series domestically as well as a $664 million non-cash goodwill and trade name impairment charge.

“We had a strong financial quarter with another robust library performance and segment profit growth across our film, television and STARZ businesses,” said Lionsgate CEO Jon Feltheimer. “We are reaffirming our guidance for the full year, even with the negative impact of the strike. We are moving toward the close of an eOne acquisition that we believe will strengthen our studio business on a standalone basis. At STARZ, the reorganization, restructuring and overhead reduction reflect our focus on preparing the service to thrive as a profitable and successful standalone company.”

Trailing 12-month revenue from Lionsgate’s film and television library was up 17%. Lionsgate ended the quarter with $224 million in available cash and an undrawn revolving credit facility of $1.25 billion. Studio backlog from the Motion Picture and Television Production segments was $1.5 billion at September 30, 2023.

Second Quarter Results

Segment Profit Grew Across the Studio and Media Networks Businesses

The Studio Business, comprised of the Motion Picture and Television Production segments, reported revenue of $789.8 million, an increase of 21% from $654.9 million in the prior year quarter. Segment profit of $130.7 million increased by 89% from $69.1 million in the prior year quarter.

Motion Picture segment revenue increased by 77% to $395.9 million compared to $224.0 million in the prior year quarter. Segment profit increased by 22% to $67.5 million compared to $55.5 million in the prior year quarter. Motion Picture revenue growth was driven by strength in John Wick: Chapter Four home entertainment as well as the impact of carryover profits from theatrical wide releases in the first six months of fiscal 2024 compared to fiscal 2023. Segment profit growth was driven by continued library strength.

Television Production segment revenue decreased 9% to $393.9 million while segment profit increased significantly to $63.2 million compared to $13.6 million in the prior year quarter. The revenue decline was driven by the strikes’ impact on episodic deliveries, while the segment profit growth was driven by the delivery of the John Wick prequel event series The Continental to Peacock and Amazon Prime Video.

Media Networks segment revenue was up 5% year-over-year to $416.5 million compared to $396.1 million in the prior year quarter. Segment revenue was driven by growth in domestic streaming revenue and LIONSGATE+ revenue, partially offset by lower domestic linear revenue. Segment profit grew to $66.6 million compared to $21.0 million in the prior year quarter, driven by a significant improvement in LIONSGATE+ segment profit due to accelerated revenue recognition associated with minimum guarantees from LIONSGATE+’s bundling partner in Latin America. Domestic OTT subscribers returned to growth in the quarter (+200K) and total global OTT subscribers increased by 480K sequentially on a pro forma basis.

Lionsgate senior management will hold its analyst and investor conference call to discuss its fiscal 2024 second quarter results today, November 9th, at 5:00 PM ET/2:00 PM PT. Interested parties may listen to the live webcast by visiting the events page on the Lionsgate Investor Relations website or via the following link. A full replay will become available this evening by clicking the same link.

About Lionsgate

Lionsgate (NYSE: LGF.A, LGF.B) encompasses world-class motion picture and television studio operations aligned with the STARZ premium global subscription platform to bring a unique and varied portfolio of entertainment to consumers around the world. The Company’s film, television, subscription and location-based entertainment businesses are backed by a 18,000-title library and a valuable collection of iconic film and television franchises. A digital age company driven by its entrepreneurial culture and commitment to innovation, the Lionsgate brand is synonymous with bold, original, relatable entertainment for audiences worldwide.

###
For further information, investors should contact:
Nilay Shah
310-255-3651
nshah@lionsgate.com

For media inquiries, please contact:
Peter D. Wilkes
310-255-3726
pwilkes@lionsgate.com

The matters discussed in this press release include forward-looking statements, including those regarding the performance of future fiscal years. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including, but not limited to: changes in our business strategy including the plan to potentially spin-off our studio business; the substantial investment of capital required to produce and market films and television series; budget overruns; limitations imposed by our credit facilities and notes; unpredictability of the commercial success of our motion pictures and television programming; risks related to acquisition and integration of acquired businesses; the effects of dispositions of businesses or assets, including individual films or libraries; the cost of defending our intellectual property; technological changes and other trends affecting the entertainment industry; potential adverse reactions or changes to business or employee relationships; the impact of global pandemics on the Company’s business; weakness in the global economy and financial markets, including a recession and past and future bank failures; wars, terrorism and multiple international conflicts that could cause significant economic disruption and political and social instability; labor disruptions and strikes; and the other risk factors set forth in Lionsgate’s Form 10-Q filed with the Securities and Exchange Commission on November 9, 2023. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

Additional Information Available on Website
The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, which has been posted on the Company’s website at http://investors.lionsgate.com/financial-reports/sec-filings. Trending schedules containing certain financial information will also be available at https://investors.lionsgate.com/financial-reports/quarterly-results/2024.

LIONS GATE ENTERTAINMENT CORP.
CONSOLIDATED BALANCE SHEETS

	September 30, 2023	March 31, 2023
	(Unaudited, amounts in millions)
ASSETS
Cash and cash equivalents	$223.6	$272.1
Accounts receivable, net	457.1	582.1
Other current assets	305.8	264.2
Total current assets	986.5	1,118.4
Investment in films and television programs and program rights, net	2,597.2	2,947.9
Property and equipment, net	88.1	89.5
Investments	65.6	64.7
Intangible assets, net	1,060.9	1,300.1
Goodwill	795.6	1,289.5
Other assets	585.5	616.1
Total assets	$6,179.4	$7,426.2
LIABILITIES
Accounts payable	$330.7	$368.1
Content related payables	188.3	184.1
Other accrued liabilities	219.7	273.4
Participations and residuals	555.2	549.3
Film related obligations	1,259.5	1,007.2
Debt - short term portion	47.0	41.4
Deferred revenue	221.4	147.2
Total current liabilities	2,821.8	2,570.7
Debt	1,875.2	1,978.2
Participations and residuals	362.2	329.6
Film related obligations	542.3	1,016.4
Other liabilities	296.6	317.9
Deferred revenue	67.0	52.0
Deferred tax liabilities	23.0	31.8
Total liabilities	5,988.1	6,296.6
Commitments and contingencies

Redeemable noncontrolling interest	410.1	343.6

EQUITY (DEFICIT)
Class A voting common shares, no par value, 500.0 shares authorized, 83.5 shares issued (March 31, 2023 - 83.5 shares issued)	673.0	672.3
Class B non-voting common shares, no par value, 500.0 shares authorized, 151.4 shares issued (March 31, 2023 - 145.9 shares issued)	2,437.0	2,430.9
Accumulated deficit	(3,467.5)	(2,439.6)
Accumulated other comprehensive income	136.4	120.9
Total Lions Gate Entertainment Corp. shareholders' equity (deficit)	(221.1)	784.5
Noncontrolling interests	2.3	1.5
Total equity (deficit)	(218.8)	786.0
Total liabilities, redeemable noncontrolling interest and equity (deficit)	$6,179.4	$7,426.2

LIONS GATE ENTERTAINMENT CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
	(Unaudited, amounts in millions, except per share amounts)
Revenues	$1,015.5	$875.2	$1,924.1	$1,769.1
Expenses
Direct operating	557.1	563.5	1,038.3	1,160.0
Distribution and marketing	221.7	184.6	466.1	396.2
General and administration	123.6	121.3	247.1	224.9
Depreciation and amortization	44.6	45.2	89.0	87.6
Restructuring and other	222.1	233.2	254.0	241.3
Goodwill and intangible asset impairment	663.9	1,475.0	663.9	1,475.0
Total expenses	1,833.0	2,622.8	2,758.4	3,585.0
Operating loss	(817.5)	(1,747.6)	(834.3)	(1,815.9)
Interest expense	(63.8)	(57.3)	(125.8)	(103.4)
Interest and other income	2.7	1.8	4.7	3.1
Other expense	(11.5)	(5.4)	(17.2)	(10.4)
Gain on extinguishment of debt	—	3.4	21.2	2.1
Loss on investments, net	(1.6)	(3.1)	(1.7)	(1.3)
Equity interests income (loss)	1.8	(0.1)	1.5	0.8
Loss before income taxes	(889.9)	(1,808.3)	(951.6)	(1,925.0)
Income tax benefit (provision)	2.0	(5.0)	(7.8)	(11.0)
Net loss	(887.9)	(1,813.3)	(959.4)	(1,936.0)
Less: Net loss attributable to noncontrolling interests	1.7	2.2	2.5	5.9
Net loss attributable to Lions Gate Entertainment Corp. shareholders	$(886.2)	$(1,811.1)	$(956.9)	$(1,930.1)

Per share information attributable to Lions Gate Entertainment Corp. shareholders:
Basic net loss per common share	$(3.79)	$(7.95)	$(4.12)	$(8.51)
Diluted net loss per common share	$(3.79)	$(7.95)	$(4.12)	$(8.51)

Weighted average number of common shares outstanding:
Basic	234.0	227.9	232.1	226.8
Diluted	234.0	227.9	232.1	226.8

LIONS GATE ENTERTAINMENT CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
	(Unaudited, amounts in millions)
Operating Activities:
Net loss	$(887.9)	$(1,813.3)	$(959.4)	$(1,936.0)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	44.6	45.2	89.0	87.6
Amortization of films and television programs and program rights	407.6	427.4	767.5	899.3
Amortization of debt financing costs and other non-cash interest	7.7	6.7	14.6	13.9
Non-cash share-based compensation	27.1	26.6	43.5	35.0
Other amortization	12.0	18.1	23.8	41.2
Goodwill and intangible asset impairment	663.9	1,475.0	663.9	1,475.0
Content and other impairments	211.6	218.9	239.5	218.9
Gain on extinguishment of debt	—	(3.4)	(21.2)	(2.1)
Equity interests (income) loss	(1.8)	0.1	(1.5)	(0.8)
Loss on investments, net	1.6	3.1	1.7	1.3
Deferred income taxes	(9.0)	(0.6)	(8.8)	(0.3)
Changes in operating assets and liabilities:
Proceeds from the termination of interest rate swaps	—	—	—	188.7
Accounts receivable, net	55.5	(2.3)	132.2	9.8
Investment in films and television programs and program rights, net	(221.1)	(478.8)	(666.5)	(1,087.2)
Other assets	(17.0)	(42.8)	(18.6)	(49.3)
Accounts payable and accrued liabilities	(71.8)	41.9	(92.1)	(10.0)
Participations and residuals	44.3	21.4	36.9	(5.0)
Content related payables	(15.8)	(37.2)	(3.5)	12.1
Deferred revenue	49.6	(45.2)	89.3	(31.5)
Net Cash Flows Provided By (Used In) Operating Activities	301.1	(139.2)	330.3	(139.4)
Investing Activities:
Proceeds from the sale of other investments	0.2	0.6	0.2	3.0
Investment in equity method investees and other	(11.3)	(10.0)	(11.3)	(17.5)
Increase in loans receivable	(1.2)	—	(2.1)	—
Capital expenditures	(9.4)	(11.8)	(18.3)	(21.5)
Net Cash Flows Used In Investing Activities	(21.7)	(21.2)	(31.5)	(36.0)
Financing Activities:
Debt - borrowings, net of debt issuance and redemption costs	594.5	472.5	1,084.5	991.0
Debt - repurchases and repayments	(605.4)	(495.8)	(1,165.5)	(1,211.0)
Film related obligations - borrowings	373.7	615.0	943.6	1,137.9
Film related obligations - repayments	(749.2)	(219.6)	(1,172.9)	(372.2)
Settlement of financing component of interest rate swaps	—	—	—	(134.5)
Purchase of noncontrolling interest	—	—	(0.6)	—
Distributions to noncontrolling interest	(0.6)	(0.8)	(0.6)	(2.5)
Exercise of stock options	0.2	—	0.3	3.4
Tax withholding required on equity awards	(15.6)	(15.2)	(30.7)	(16.2)
Net Cash Flows Provided By (Used In) Financing Activities	(402.4)	356.1	(341.9)	395.9
Net Change In Cash, Cash Equivalents and Restricted Cash	(123.0)	195.7	(43.1)	220.5
Foreign Exchange Effects on Cash, Cash Equivalents and Restricted Cash	(1.9)	(2.2)	(0.7)	(5.7)
Cash, Cash Equivalents and Restricted Cash - Beginning Of Period	394.1	405.9	313.0	384.6
Cash, Cash Equivalents and Restricted Cash - End Of Period	$269.2	$599.4	$269.2	$599.4

LIONS GATE ENTERTAINMENT CORP.

SEGMENT INFORMATION

The Company’s reportable segments have been determined based on the distinct nature of their operations, the Company's internal management structure, and the financial information that is evaluated regularly by the Company's chief operating decision maker.
The Company has three reportable business segments: (1) Motion Picture, (2) Television Production and (3) Media Networks. We refer to our Motion Picture and Television Production segments collectively as our Studio Business.
Studio Business:
Motion Picture. Motion Picture consists of the development and production of feature films, acquisition of North American and worldwide distribution rights, North American theatrical, home entertainment and television distribution of feature films produced and acquired, and worldwide licensing of distribution rights to feature films produced and acquired.
Television Production. Television Production consists of the development, production and worldwide distribution of television productions including television series, television movies and mini-series, and non-fiction programming. Television Production includes the licensing of Starz original series productions to Starz Networks and LIONSGATE+, and the ancillary market distribution of Starz original productions and licensed product. Additionally, the Television Production segment includes the results of operations of 3 Arts Entertainment.
Media Networks Business:
Media Networks. Media Networks consists of the following product lines (i) Starz Networks, which includes the domestic distribution of STARZ branded premium subscription video services through over-the-top ("OTT") platforms, on a direct-to-consumer basis through the Starz App, and through U.S. multichannel video programming distributors ("MVPDs") including cable operators, satellite television providers and telecommunication companies (collectively, "Distributors") (in the aggregate, the "Starz Domestic Platform"); and (ii) LIONSGATE+, which represents revenues primarily from the OTT distribution of the Company's STARZ branded premium subscription video services outside of the U.S. The Starz Domestic Platform together with the LIONSGATE+ platforms are referred to as the "Starz Platforms".
In the ordinary course of business, the Company's reportable segments enter into transactions with one another. The most common types of intersegment transactions include licensing motion pictures or television programming (including Starz original productions) from the Motion Picture and Television Production segments to the Media Networks segment. While intersegment transactions are treated like third-party transactions to determine segment performance, the revenues (and corresponding expenses, assets, or liabilities recognized by the segment that is the counterparty to the transaction) are eliminated in consolidation and, therefore, do not affect consolidated results.

LIONS GATE ENTERTAINMENT CORP.

SEGMENT INFORMATION (Continued)

Segment information is presented in the tables below:

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
	(Unaudited, amounts in millions)
Segment revenues
Studio Business:
Motion Picture	$395.9	$224.0	$802.5	$502.8
Television Production	393.9	430.9	612.4	863.2
Total Studio Business	789.8	654.9	1,414.9	1,366.0
Media Networks	416.5	396.1	797.6	777.3
Intersegment eliminations	(190.8)	(175.8)	(288.4)	(374.2)
	$1,015.5	$875.2	$1,924.1	$1,769.1
Segment profit
Studio Business:
Motion Picture	$67.5	$55.5	$136.8	$106.1
Television Production	63.2	13.6	86.0	33.0
Total Studio Business(1)	130.7	69.1	222.8	139.1
Media Networks	66.6	21.0	98.5	(16.0)
Intersegment eliminations	(23.8)	(17.9)	(31.9)	(22.8)
Total segment profit(1)	$173.5	$72.2	$289.4	$100.3
Corporate general and administrative expenses	(32.8)	(24.8)	(63.1)	(47.9)
Adjusted OIBDA(1)	$140.7	$47.4	$226.3	$52.4
_______________
(1)See "Use of Non-GAAP Financial Measures" for the definition of Total Segment Profit, Studio Business Segment Profit and Adjusted OIBDA and reconciliation to the most directly comparable GAAP financial measure.

The Company's primary measure of segment performance is segment profit. Segment profit is defined as segment revenues, less segment direct operating and segment distribution and marketing expense, less segment general and administration expenses. Total segment profit represents the sum of segment profit for our individual segments, net of eliminations for intersegment transactions. Segment profit and total segment profit excludes, when applicable, corporate general and administrative expense, restructuring and other costs, share-based compensation, certain programming and content charges as a result of changes in management and/or programming and content strategy, certain charges related to the COVID-19 global pandemic, charges resulting from Russia's invasion of Ukraine, and purchase accounting and related adjustments. Segment profit is a GAAP financial measure.
We also present above our total segment profit for all of our segments and the sum of our Motion Picture and Television Production segment profit as our "Studio Business" segment profit. Total segment profit and Studio Business segment profit, when presented outside of the segment information and reconciliations included in the notes to our consolidated financial statements, is considered a non-GAAP financial measure, and should be considered in addition to, not as a substitute for, or superior to, measures of financial performance prepared in accordance with United States GAAP. We use this non-GAAP measure, among other measures, to evaluate the aggregate operating performance of our business.

LIONS GATE ENTERTAINMENT CORP.

SEGMENT INFORMATION (Continued)
The following table sets forth segment information by product line for the Media Networks segment for the three and six months ended September 30, 2023 and 2022:

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
	(Unaudited, amounts in millions)
Media Networks revenue:
Starz Networks	$339.8	$357.5	$677.2	$707.1
LIONSGATE+	76.7	38.6	120.4	70.2
	$416.5	$396.1	$797.6	$777.3
Media Networks segment profit (loss):
Starz Networks	$48.3	$65.0	$85.9	$77.3
LIONSGATE+	18.3	(44.0)	12.6	(93.3)
	$66.6	$21.0	$98.5	$(16.0)

LIONS GATE ENTERTAINMENT CORP.

SEGMENT INFORMATION (Continued)

Subscriber Data. The number of period-end service subscribers is a key metric which management uses to evaluate a non-ad supported subscription video service. We believe this key metric provides useful information to investors as a growing or decreasing subscriber base is a key indicator of the health of the overall business. Service subscribers may impact revenue differently depending on specific distribution agreements we have with our distributors which may include fixed fees, rates per basic video household or a rate per STARZ subscriber. The following table sets forth, for the periods presented, subscriptions to our Media Networks and STARZPLAY Arabia services, excluding LIONSGATE+ subscribers in territories exited or to be exited:

	As of				As of
	6/30/22	9/30/22	12/31/22	3/31/23	6/30/23	9/30/23
	(Amounts in millions)
Starz Domestic
OTT Subscribers	12.18	12.25	11.56	12.25	11.82	12.02
Linear Subscribers	9.22	8.76	8.32	8.02	7.68	7.42
Total	21.40	21.01	19.88	20.27	19.50	19.44
LIONSGATE+ excluding territories exited or to be exited(1)
OTT Subscribers(2)	2.29	2.75	3.17	3.47	3.73	3.77
Linear Subscribers	1.80	1.81	1.83	1.81	1.80	1.79
Total	4.09	4.56	5.00	5.28	5.53	5.56

Total Starz excluding territories exited or to be exited
OTT Subscribers(2)	14.47	15.00	14.73	15.72	15.55	15.79
Linear Subscribers	11.02	10.57	10.15	9.83	9.48	9.21
Total Starz excluding territories exited or to be exited	25.49	25.57	24.88	25.55	25.03	25.00
STARZPLAY Arabia(3)	1.94	2.00	2.10	2.55	2.80	3.04
Total Domestic and International Subscribers (including STARZPLAY Arabia) excluding territories exited or to be exited(2)	27.43	27.57	26.98	28.10	27.83	28.04

Subscribers by Platform excluding territories exited or to be exited:
OTT Subscribers(2)(4)	16.41	17.00	16.83	18.27	18.35	18.83
Linear Subscribers	11.02	10.57	10.15	9.83	9.48	9.21
Total Global Subscribers excluding territories exited or to be exited(2)	27.43	27.57	26.98	28.10	27.83	28.04
___________________
(1)LIONSGATE+ consists of OTT and linear subscribers in Canada and OTT subscribers in India.
(2)Excludes LIONSGATE+ subscribers in territories exited or to be exited in Australia, Continental Europe, Japan, Latin America and the U.K. as follows:

	As of				As of
	6/30/22	9/30/22	12/31/22	3/31/2023	6/30/23	9/30/23
	(Amounts in millions)
OTT Subscribers	9.91	10.21	10.18	2.17	1.59	1.59
(3)Represents subscribers of STARZPLAY Arabia, a non-consolidated equity method investee.
(4)OTT subscribers includes subscribers of STARZPLAY Arabia, as presented above.

LIONS GATE ENTERTAINMENT CORP.
USE OF NON-GAAP FINANCIAL MEASURES

This earnings release presents the following important financial measures utilized by Lions Gate Entertainment Corp. (the "Company," "we," "us" or "our") that are not all financial measures defined by generally accepted accounting principles ("GAAP"). The Company uses non-GAAP financial measures, among other measures, to evaluate the operating performance of our business. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with United States GAAP.

Adjusted OIBDA: Adjusted OIBDA is defined as operating income (loss) before adjusted depreciation and amortization ("OIBDA"), adjusted for adjusted share-based compensation ("adjusted SBC"), purchase accounting and related adjustments, restructuring and other costs, certain charges (benefits) related to the COVID-19 global pandemic, certain programming and content charges as a result of management changes and/or changes in strategy, and unusual gains or losses (such as goodwill and intangible asset impairment and charges related to Russia's invasion of Ukraine), when applicable.
•Adjusted depreciation and amortization represents depreciation and amortization as presented on our consolidated statement of operations, less the depreciation and amortization related to the amortization of purchase accounting and related adjustments associated with recent acquisitions. Accordingly, the full impact of the purchase accounting is included in the adjustment for "purchase accounting and related adjustments", described below.
•Adjusted share-based compensation represents share-based compensation excluding the impact of the acceleration of certain vesting schedules for equity awards pursuant to certain severance arrangements, which are included in restructuring and other expenses, when applicable.
•Restructuring and other includes restructuring and severance costs, certain transaction and other costs, and certain unusual items, when applicable.
•COVID-19 related charges or benefits include incremental costs associated with the pausing and restarting of productions including paying/hiring certain cast and crew, maintaining idle facilities and equipment costs, and when applicable, certain motion picture and television impairments and development charges associated with changes in performance expectations or the feasibility of completing the project resulting from circumstances associated with the COVID-19 global pandemic, net of insurance recoveries, which are included in direct operating expense, when applicable. In addition, the costs include early or contractual marketing spends for film releases and events that have been canceled or delayed and will provide no economic benefit, which are included in distribution and marketing expense, when applicable.
•Programming and content charges include certain charges as a result of changes in management and/or changes in programming and content strategy, which are included in direct operating expenses, when applicable.
•Purchase accounting and related adjustments primarily represent the amortization of non-cash fair value adjustments to certain assets acquired in recent acquisitions. These adjustments include the accretion of the noncontrolling interest discount related to Pilgrim Media Group and 3 Arts Entertainment, the non-cash charge for the amortization of the recoupable portion of the purchase price and the expense associated with the noncontrolling equity interests in the distributable earnings related to 3 Arts Entertainment, all of which are accounted for as compensation and are included in general and administrative expense.

Adjusted OIBDA is calculated similar to how the Company defines segment profit and manages and evaluates its segment operations. Segment profit also excludes corporate general and administrative expense.

Total Segment Profit and Studio Business Segment Profit and Studio Business Adjusted OIBDA: We present the sum of our Motion Picture and Television Production segment profit as our "Studio Business" segment profit, and we define our Studio Business Adjusted OIBDA as Studio Business segment profit less corporate general and administrative expenses. Total segment profit and Studio Business segment profit and Studio Business Adjusted OIBDA, when presented outside of the segment information and reconciliations included in our consolidated financial statements, is considered a non-GAAP financial measure, and should be considered in addition to, not as a substitute for, or superior to, measures of financial performance prepared in accordance with United States GAAP. We use this non-GAAP measure, among other measures, to evaluate the aggregate operating performance of our business.
The Company believes the presentation of total segment profit and Studio Business segment profit is relevant and useful for investors because it allows investors to view total segment performance in a manner similar to the primary method used by the Company's management and enables them to understand the fundamental performance of the Company's businesses before non-operating items. Total segment profit and Studio Business segment profit is considered an important measure of the Company’s performance because it reflects the aggregate profit contribution from the Company's segments, both in total and for the Studio Business and represents a measure, consistent with our segment profit, that eliminates amounts that, in management’s opinion, do not necessarily reflect the fundamental performance of the Company’s businesses, are infrequent in occurrence, and in some cases are non-cash expenses. Not all companies calculate segment profit or total segment profit in the same manner, and segment profit and total segment profit as defined by the Company may not be comparable to similarly titled measures presented by other companies due to differences in the methods of calculation and excluded items.

Adjusted Free Cash Flow: Free cash flow is typically defined as net cash flows provided by (used in) operating activities, less capital expenditures. The Company defines Adjusted Free Cash Flow as net cash flows provided by (used in) operating activities, less capital expenditures, plus or minus the net increase or decrease in production and related loans (which includes our production tax credit facility), plus or minus certain unusual or non-recurring items, such as insurance recoveries on prior shareholder litigation, proceeds from the termination of interest rate swaps, and payments on impaired content in territories exited or to be exited.

The adjustment for the production and related loans, exclusive of our production tax credit facility, is made because the GAAP based cash flows from operations reflects a non-cash reduction of cash flows for the cost of films and television programs prior to the time the Company pays for the film or television program through the payment of the associated production or related loan which occurs at or near completion of the production, or in some cases, over the period revenues and cash receipts are being generated, as more fully described below.

The cost of producing films and television programs, which is reflected as a reduction of the GAAP based cash flows provided by (used in) operating activities, is often financed through production loans. The adjustment for production and related loans is made in order to better align the timing of the cash flows associated with producing films and television programs with the timing of the repayment of the production loans, which is consistent with how management views its production cash spend and manages the Company's cash flows and working capital needs. Borrowings on production loans offset the spend on investment in films reflected in the GAAP based cash flows provided by (used in) operating activities and thus increase the Adjusted Free Cash Flows as compared to the GAAP based cash flows provided by (used in) operating activities and subsequent payments on production loans reflect the payment for the production of the film or TV program and reduce Adjusted Free Cash Flows as compared to the GAAP based cash flows provided by (used in) operating activities.

The adjustment for the production tax credit facility is made to better reflect the timing of the cash requirements of the production, since a portion of the amounts expended initially are later refunded through the receipt of the tax credit, as more fully described below. The production tax credit facility reduces the timing difference between the payments for production cost and the receipt of the tax credit and thus reflects the cash cost of the film or television program at or near the time the film or television program is produced and completed.

Part of the cost of a film or television program is effectively funded through obtaining government incentives, however, the incentives are not received until a future period which could be a few years after the completion of the film. The tax credit facility reflects borrowings collateralized by the tax credits to be received in the future and thus by including these borrowings in Adjusted Free Cash Flow it has the effect of better aligning the receipt of the tax credits with the timing of the production and completion of the film and television programs, which is consistent with how management views its production cash spend and manages the Company's cash flows and working capital needs. Borrowings under the tax credit facility reduce the cash spend reflected in the GAAP based cash flows provided by (used in) operating activities and thus increase adjusted free cash flows and payments on the tax credit facility offset the tax credit receivable collection reflected in the GAAP based cash flows provided by (used in) operating activities and reduce adjusted free cash flows as compared to the GAAP based cash flows provided by (used in) operating activities.

The Company believes that it is more meaningful to reflect the impact of the payment for these films and television programs when the payments are made under the production loans and the receipt of the tax credit when the film is being produced in its Adjusted Free Cash Flow.

The adjustment for the payments on impaired content represents cash payments made on impaired content in territories exited or to be exited under the LIONSGATE+ international restructuring. The adjustment is made because these cash payments relate to content in territories the Company has exited or is exiting, and therefore the cash payments are not reflective of the ongoing operations of the Company.

Adjusted Net Income (Loss) Attributable to Lions Gate Entertainment Corp. Shareholders: Adjusted net income (loss) attributable to Lions Gate Entertainment Corp. shareholders is defined as net income (loss) attributable to Lions Gate Entertainment Corp. shareholders, adjusted for share-based compensation, purchase accounting and related adjustments, restructuring and other items, insurance recoveries on prior shareholder litigation and net gains or losses on investments and other, gain or loss on extinguishment of debt, certain programming and content charges, COVID-19 related charges (benefit), and unusual gains or losses (such as goodwill and intangible asset impairment and charges related to Russia's invasion of Ukraine), when applicable, as described in the Adjusted OIBDA definition, net of the tax effect of the adjustments at the applicable effective tax rate for each adjustment and net of the impact of the adjustments on noncontrolling interest.

Adjusted Basic and Diluted EPS: Adjusted basic earnings (loss) per share is defined as adjusted net income (loss) attributable to Lions Gate Entertainment Corp. shareholders divided by the weighted average shares outstanding. Diluted EPS is similar to basic EPS but is adjusted for the effects of securities that are diluted based on the level of adjusted net income (loss), similar to GAAP.

Overall: These measures are non-GAAP financial measures as defined in Regulation G promulgated by the SEC and are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with United States GAAP.

We use these non-GAAP measures, among other measures, to evaluate the operating performance of our business. We believe these measures provide useful information to investors regarding our results of operations and cash flows before non-operating items. Adjusted OIBDA is considered an important measure of the Company’s performance because this measure eliminates amounts that, in management’s opinion, do not necessarily reflect the fundamental performance of the Company’s businesses, are infrequent in occurrence, and in some cases are non-cash expenses. Adjusted Free Cash Flow is considered an important measure of the Company’s liquidity because it provides information about the ability of the Company to reduce net corporate debt, make strategic investments, dividends and share repurchases. Adjusted Net Income (Loss) Attributable to Lions Gate Entertainment Corp. Shareholders and Adjusted EPS are considered important measures of the Company’s business operations as, similar to Adjusted OIBDA, these measures eliminate amounts that, in management’s opinion, do not necessarily reflect the fundamental performance of the Company’s businesses.

These non-GAAP measures are commonly used in the entertainment industry and by financial analysts and others who follow the industry to measure operating performance. However, not all companies calculate these measures in the same manner and the measures as presented may not be comparable to similarly titled measures presented by other companies due to differences in the methods of calculation and excluded items.

A general limitation of these non-GAAP financial measures is that they are not prepared in accordance with U.S. generally accepted accounting principles. These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of operating income, cash flow, net income (loss), or earnings (loss) per share as determined in accordance with GAAP. Reconciliations of the adjusted metrics utilized to their corresponding GAAP metrics are provided below.

LIONS GATE ENTERTAINMENT CORP.
RECONCILIATION OF OPERATING LOSS
TO ADJUSTED OIBDA AND TOTAL SEGMENT PROFIT

The following table reconciles the GAAP measure, operating loss to the non-GAAP measures, Adjusted OIBDA and Total Segment Profit:

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
	(Unaudited, amounts in millions)
Operating loss	$(817.5)	$(1,747.6)	$(834.3)	$(1,815.9)
Goodwill and intangible asset impairment(1)	663.9	1,475.0	663.9	1,475.0
Adjusted depreciation and amortization(2)	9.9	9.7	19.9	19.7
Restructuring and other(3)	222.1	233.2	254.0	241.3
COVID-19 related charges (benefit)(4)	(0.6)	(6.1)	(0.4)	(7.1)
Content charges(5)	—	7.2	—	7.2
Adjusted share-based compensation expense(6)	26.0	26.6	41.9	34.4
Purchase accounting and related adjustments(7)	36.9	49.4	81.3	97.8
Adjusted OIBDA	$140.7	$47.4	$226.3	$52.4
Corporate general and administrative expenses	32.8	24.8	63.1	47.9
Total Segment Profit	$173.5	$72.2	$289.4	$100.3
___________________
(1)Goodwill and intangible asset impairment reflects the goodwill impairment charges of $493.9 million and $1.475 billion recorded in the quarters ended September 30, 2023 and September 30, 2022, respectively, related to the Media Networks reporting unit, and three months ended September 30, 2023 also includes $170.0 million for the impairment of the indefinite-lived trade names related to the Media Networks reporting unit, as further described below.

Goodwill. During the quarter ended September 30, 2023, due to the continuing difficult macro and microeconomic conditions, industry trends, and their impact on the performance and projected cash flows of the Media Networks segment, including its growth in subscribers and revenue worldwide, and the expanded restructuring activities discussed further below, along with recent market valuation multiples, the Company updated its quantitative impairment assessment for its Media Networks reporting unit goodwill based on the most recent data and expected growth trends. The Media Networks reporting unit goodwill was established in connection with the acquisition of Starz as of December 8, 2016.

Based on its quantitative impairment assessment, the Company determined that the fair value of our Media Networks reporting unit which was previously disclosed as a reporting unit "at risk" of impairment, was less than its carrying value (after the impairment write-down of its indefinite-lived intangible assets discussed below). The analysis resulted in a goodwill impairment charge of $493.9 million, representing all of the remaining Media Networks reporting unit goodwill, which is recorded in the "goodwill and intangible asset impairment" line item in the unaudited condensed consolidated statement of operations.

Indefinite-Lived Intangible Assets. During the three months ended September 30, 2023, due to the events and their impact discussed above related to our Media Networks reporting unit, we performed a quantitative impairment assessment of our indefinite-lived trade names. Based on the quantitative impairment assessment of our trade names, we recorded an impairment charge of $170.0 million related to the Company's Starz business, which is recorded in the "goodwill and intangible asset impairment" line item in the unaudited condensed consolidated statement of operations.
(2)Adjusted depreciation and amortization represents depreciation and amortization as presented on our consolidated statements of operations less the depreciation and amortization related to the non-cash fair value adjustments to property and equipment and intangible assets acquired in recent acquisitions which are included in the purchase accounting and related adjustments line item above, as shown in the table below:

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
	(Unaudited, amounts in millions)
Depreciation and amortization	$44.6	$45.2	$89.0	$87.6
Less: Amount included in purchase accounting and related adjustments	(34.7)	(35.5)	(69.1)	(67.9)
Adjusted depreciation and amortization	$9.9	$9.7	$19.9	$19.7
(3)Restructuring and other includes restructuring and severance costs, certain transaction and other costs, and certain unusual items, when applicable, as shown in the table below:

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
	(Unaudited, amounts in millions)
Restructuring and other:
Content and other impairments(a)	$211.6	$218.8	$239.5	$218.8
Severance(b)
Cash	4.7	9.6	9.0	12.4
Accelerated vesting on equity awards	1.1	—	1.6	0.6
Total severance costs	5.8	9.6	10.6	13.0
COVID-19 related charges included in restructuring and other	—	—	—	0.1
Transaction and other costs(c)	4.7	4.8	3.9	9.4
	$222.1	$233.2	$254.0	$241.3
_______________________
(a)Media Networks Restructuring: In fiscal 2023, the Company began a plan to restructure its LIONSGATE+ business, which initially included exiting the business in seven international territories (France, Germany, Italy, Spain, Benelux, the Nordics and Japan), and identifying additional cost-saving initiatives. This plan included a strategic review of content performance across Starz's domestic and international platforms, resulting in certain programming being removed from those platforms and written down to fair value.

In July 2023, in connection with a modification to shorten a long-term distribution contract, the Company decided to shut down the LIONSGATE+ service in Latin America. While the modified contract covers the cost of the content during the shutdown period, there may be additional charges for remaining contractual commitments when the service is completely shut down in Latin America, which is expected toward the end of calendar 2023.

During the quarter ended September 30, 2023, the Company continued executing its restructuring plan, including its evaluation of the programming on Starz's domestic and international platforms. In connection with this review, the Company cancelled certain ordered programming, and identified certain other programming with limited strategic purpose which was removed from the Starz platforms and abandoned by the Media Networks segment. In addition, as a result of the continuing review of its international territories, in order to continue growing the profitability of STARZ and given the economic and industry challenges in the United Kingdom ("U.K."), the Company has made the strategic decision to shut down the LIONSGATE+ service in the U.K. market, resulting in additional content impairment charges.

As a result of these restructuring initiatives, the Company recorded content impairment charges related to the Media Networks segment in the three and six months ended September 30, 2023 of $211.6 million and $239.5 million, respectively (three and six months ended September 30, 2022 - $213.0 million). The Company has incurred impairment charges from the inception of the plan through September 30, 2023 amounting to $618.9 million.

Under the current restructuring plan and ongoing strategic content review, the Company estimates it will incur additional charges ranging from approximately $80 million to $160 million related to certain contractual content commitments or programming content impairment charges, among other items, related to territories exited or to be exited and content to be removed from its services. The net future cash outlay is estimated to range from approximately $130 million to $190 million, which includes contractual commitments on content in territories being exited or to be exited, and payments on the remaining amounts payable for content removed or that may be removed from its services. The amounts above will depend on the results of its strategic content review and amounts recoverable from alternative distribution strategies, if any, on content in domestic and foreign markets.

As the Company continues to evaluate the Media Networks business and its current restructuring plan in relation to the current micro and macroeconomic environment and the announced plan to separate the Company's Starz business (i.e., Media Networks segment) and Studio Business (i.e., Motion Picture and Television Production segments), including further strategic review of content performance and its strategy on a territory-by-territory basis, the Company may decide to expand its restructuring plan and exit additional territories or remove certain content off its platform in the future. Accordingly, the Company may incur additional content impairment and other restructuring charges beyond the estimates above.

Other Impairments: Amounts in the three and six months ended September 30, 2022 also include an impairment of an operating lease right-of-use asset related to the Studio business and corporate facilities amounting to $5.8 million associated with a portion of a facility lease that will no longer be utilized by the Company. The impairment reflects a decline in market conditions since the inception of the lease impacting potential sublease opportunities, and represents the difference between the estimated fair value, which was determined based on the expected discounted future cash flows of the lease asset, and the carrying value.
(b)Severance costs were primarily related to restructuring activities and other cost-saving initiatives.
(c)Transaction and other costs in the three and six months ended September 30, 2023 and 2022 reflect transaction, integration and legal costs associated with certain strategic transactions, and restructuring activities and also include costs and benefits associated with certain legal matters. In the six months ended September 30, 2023, transaction and other costs also includes a benefit of $3.8 million associated with an arrangement to migrate subscribers in some of the exited territories to a third-party in connection with the LIONSGATE+ international restructuring.
(4)Amounts represent the incremental costs included in direct operating expense resulting from circumstances associated with the COVID-19 global pandemic, net of insurance recoveries. During the three and six months ended September 30, 2023 and 2022, the Company has incurred a net benefit in direct operating expense due to insurance recoveries in excess of the incremental costs expensed in the period. These charges (benefits) are excluded from segment operating results.
(5)In the three and six months ended September 30, 2022, the amounts represent development costs written off as a result of changes in strategy across the Company's theatrical slate in connection with certain management changes and changes in the theatrical marketplace in the Motion Picture segment.
(6)The following table reconciles total share-based compensation expense to adjusted share-based compensation expense:

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
	(Unaudited, amounts in millions)
Total share-based compensation expense	$27.1	$26.6	$43.5	$35.0
Less: Amount included in restructuring and other(a)	(1.1)	—	(1.6)	(0.6)
Adjusted share-based compensation	$26.0	$26.6	$41.9	$34.4
(a)Represents share-based compensation expense included in restructuring and other expenses reflecting the impact of the acceleration of certain vesting schedules for equity awards pursuant to certain severance arrangements.
(7)Purchase accounting and related adjustments primarily represent the amortization of non-cash fair value adjustments to certain assets acquired in recent acquisitions. The following sets forth the amounts included in each line item in the financial statements:

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
	(Unaudited, amounts in millions)
Purchase accounting and related adjustments:
Direct operating	$—	$0.7	$—	$0.7
General and administrative expense(a)	2.2	13.2	12.2	29.2
Depreciation and amortization	34.7	35.5	69.1	67.9
	$36.9	$49.4	$81.3	$97.8
(a)These adjustments include the accretion of the noncontrolling interest discount related to Pilgrim Media Group and 3 Arts Entertainment, the amortization of the recoupable portion of the purchase price and the expense associated with the earned distributions related to 3 Arts Entertainment, all of which are accounted for as compensation and are included in general and administrative expense, as presented in the table below. The earned distributions related to 3 Arts Entertainment represent the 3 Arts Entertainment noncontrolling equity interest in the earnings of 3 Arts Entertainment and are reflected as an expense rather than noncontrolling interest in the consolidated statement of operations due to the relationship to continued employment.

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
	(Unaudited, amounts in millions)
Amortization of recoupable portion of the purchase price	$—	$1.9	$1.3	$3.8
Noncontrolling interest discount amortization	—	5.0	—	10.0
Noncontrolling equity interest in distributable earnings	2.2	6.3	10.9	15.4
	$2.2	$13.2	$12.2	$29.2

LIONS GATE ENTERTAINMENT CORP.
RECONCILIATION OF OPERATING LOSS
TO OPERATING INCOME (LOSS) BEFORE GOODWILL AND INTANGIBLE ASSET IMPAIRMENT
AND MEDIA NETWORKS RESTRUCTURING CHARGES
The following table reconciles the GAAP measure, operating loss to the non-GAAP measure, operating loss before goodwill and intangible asset impairment and Media Networks restructuring charges:

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
	(Unaudited, amounts in millions)
Operating loss	$(817.5)	$(1,747.6)	$(834.3)	$(1,815.9)
Goodwill and intangible asset impairment	663.9	1,475.0	663.9	1,475.0
Media Networks restructuring charges(1)	211.6	218.9	239.5	218.9
Operating income (loss) before goodwill and intangible asset impairment and Media Networks restructuring charges	$58.0	$(53.7)	$69.1	$(122.0)
___________________
(1)As a result of the Media Networks restructuring initiatives, the Company recorded content impairment charges related to the Media Networks segment in the three and six months ended September 30, 2023 and 2022. Amounts in the three and six months ended September 30, 2022 also include $5.9 million for severance charges related to the restructuring of the Company's LIONSGATE+ business. These charges are included in the restructuring and other line item on the unaudited condensed consolidated statements of operations.

LIONS GATE ENTERTAINMENT CORP.

RECONCILIATION OF NET LOSS ATTRIBUTABLE TO LIONS GATE ENTERTAINMENT CORP. SHAREHOLDERS TO ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO LIONS GATE ENTERTAINMENT CORP. SHAREHOLDERS, AND BASIC AND DILUTED EPS TO ADJUSTED BASIC AND DILUTED EPS

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
	(Unaudited, amounts in millions, except per share amounts)
Reported Net Loss Attributable to Lions Gate Entertainment Corp. Shareholders	$(886.2)	$(1,811.1)	$(956.9)	$(1,930.1)
Adjusted share-based compensation expense	26.0	26.6	41.9	34.4
Goodwill and intangible asset impairment	663.9	1,475.0	663.9	1,475.0
Restructuring and other	222.1	233.2	254.0	241.3
COVID-19 related charges (benefit)	(0.6)	(6.1)	(0.4)	(7.1)
Content charges	—	7.2	—	7.2
Purchase accounting and related adjustments	36.9	49.4	81.3	97.8
Gain on extinguishment of debt	—	(3.4)	(21.2)	(2.1)
Loss on investments, net	1.6	3.1	1.7	1.3
Tax impact of above items(1)	(9.6)	(3.0)	(9.5)	(3.3)
Noncontrolling interest impact of above items(2)	(5.5)	(10.5)	(16.0)	(24.0)
Adjusted Net Income (Loss) Attributable to Lions Gate Entertainment Corp. Shareholders(3)	$48.6	$(39.6)	$38.8	$(109.6)

Reported Basic EPS	$(3.79)	$(7.95)	$(4.12)	$(8.51)
Impact of adjustments on basic earnings per share	4.00	7.78	4.29	8.03
Adjusted Basic EPS	$0.21	$(0.17)	$0.17	$(0.48)

Reported Diluted EPS	$(3.79)	$(7.95)	$(4.12)	$(8.51)
Impact of adjustments on diluted earnings per share	4.00	7.78	4.28	8.03
Adjusted Diluted EPS	$0.21	$(0.17)	$0.16	$(0.48)

Adjusted weighted average number of common shares outstanding:
Basic	234.0	227.9	232.1	226.8
Diluted	235.0	227.9	235.4	226.8
_________________________
(1)Represents the tax impact of the adjustments to net income attributable to Lions Gate Entertainment Corp. shareholders, calculated using the applicable effective tax rate of the adjustment. Beginning in the quarter ended March 31, 2023, we are no longer adjusting for changes in our valuation allowance and the three and six months ended September 30, 2022 has been adjusted to reflect the current presentation.
(2)Represents the noncontrolling interest impact of the adjustments related to subsidiaries that are not wholly owned. The three and six months ended September 30, 2022 has been adjusted to reflect the noncontrolling interest impact consistent with the current year presentation.
(3)The three and six months ended September 30, 2022 has been adjusted to reflect the changes in footnotes (1) and (2) above.

LIONS GATE ENTERTAINMENT CORP.
RECONCILIATION OF NET CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES
TO ADJUSTED FREE CASH FLOW

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
	(Unaudited, amounts in millions)
Net Cash Flows Provided By (Used In) Operating Activities(1)	$301.1	$(139.2)	$330.3	$(139.4)
Capital expenditures	(9.4)	(11.8)	(18.3)	(21.5)
Net borrowings under and (repayment) of production and related loans(2):
Production loans and programming notes	(171.8)	273.2	(171.3)	400.7
Production tax credit facility	(0.6)	1.3	2.4	10.7
Proceeds from the termination of interest rate swaps(3)	—	—	—	(188.7)
Payments on impaired content in territories exited or to be exited(4)	14.1	—	25.0	—
Adjusted Free Cash Flow	$133.4	$123.5	$168.1	$61.8
________________
(1)Cash flows provided by (used in) operating activities for the three and six months ended September 30, 2023 includes a net benefit of approximately of approximately $86.7 million and $55.8 million, respectively, from the monetization of trade accounts receivable programs (three and six months ended September 30, 2022 - net use of cash of approximately ($24.7) million and ($10.9) million, respectively).
(2)See "Reconciliation for Non-GAAP Adjustments for Net Borrowings Under and (Repayment) of Production and Related Loans" for reconciliation to the most directly comparable GAAP financial measure.
(3)During the six months ended September 30, 2022, the Company terminated certain interest rate swaps (a portion of which were considered hybrid instruments with a financing component and an embedded at-market derivative) and in exchange, received approximately $56.4 million. The $56.4 million received was classified in the consolidated statement of cash flows as cash provided by operating activities of $188.7 million reflecting the amount received for the derivative portion of the terminated swaps, and a use of cash in financing activities of $134.5 million reflecting the pay down of the financing component of the terminated swaps (inclusive of payments made between April 1, 2022 and the termination date amounting to $3.2 million). Since the termination of the interest rate swaps was an unusual event, the Company is excluding the $188.7 million reflected in cash provided by operating activities from its adjusted free cash flow. The Company continues to have $1.7 billion notional amount of interest rate swaps as a cash flow hedge of its variable interest rate debt.
(4)Represents cash payments made on impaired content in territories exited or to be exited under the LIONSGATE+ international restructuring.

LIONS GATE ENTERTAINMENT CORP.
RECONCILIATION OF NON-GAAP ADJUSTMENTS FOR NET BORROWINGS UNDER AND REPAYMENT OF PRODUCTION AND RELATED LOANS

The following tables reconcile the non-GAAP adjustments for net borrowings under and (repayment) of production and related loans to the changes in the related balance sheet amounts and the consolidated statement of cash flows:

	Three Months Ended September 30, 2023
	Non-GAAP Adjustments to Adjusted Free Cash Flow			Total per GAAP Balance Sheet and Statement of Cash Flows Amounts
	Production Loans and Programming Notes	Production Tax Credit Facility	Other Film Related Obligations
	(Unaudited, amounts in millions)
Film related obligations at beginning of period (current and non-current)				$2,172.8

Cash flows provided by (used in) financing activities:
Borrowings	$362.0	$11.6	$0.1	373.7
Repayments	(533.8)	(12.2)	(203.2)	(749.2)
	$(171.8)	$(0.6)	$(203.1)
Cash flows provided by (used in) operating activities:
Included in cash flows provided by (used in) operating activities				4.5

Film related obligations at end of period (current and non-current)				$1,801.8

	Three Months Ended September 30, 2022
	Non-GAAP Adjustments to Adjusted Free Cash Flow			Total per GAAP Balance Sheet and Statement of Cash Flows Amounts
	Production Loans and Programming Notes	Production Tax Credit Facility	Other Film Related Obligations
	(Unaudited, amounts in millions)
Film related obligations at beginning of period (current and non-current)				$1,771.1

Cash flows provided by (used in) financing activities:
Borrowings	$451.3	$5.2	$158.5	615.0
Repayments	(178.1)	(3.9)	(37.6)	(219.6)
	$273.2	$1.3	$120.9
Cash flows provided by (used in) operating activities:
Included in cash flows provided by (used in) operating activities				1.4

Film related obligations at end of period (current and non-current)				$2,167.9

	Six Months Ended September 30, 2023
	Non-GAAP Adjustments to Adjusted Free Cash Flow			Total per GAAP Balance Sheet and Statement of Cash Flows Amounts
	Production Loans and Programming Notes	Production Tax Credit Facility	Other Film Related Obligations
	(Unaudited, amounts in millions)
Film related obligations at beginning of period (current and non-current)				$2,023.6

Cash flows provided by (used in) financing activities:
Borrowings	$759.6	$27.3	$156.7	943.6
Repayments	(930.9)	(24.9)	(217.1)	(1,172.9)
	$(171.3)	$2.4	$(60.4)
Cash flows provided by (used in) operating activities:
Included in cash flows provided by (used in) operating activities				7.5

Film related obligations at end of period (current and non-current)				$1,801.8

	Six Months Ended September 30, 2022
	Non-GAAP Adjustments to Adjusted Free Cash Flow			Total per GAAP Balance Sheet and Statement of Cash Flows Amounts
	Production Loans and Programming Notes	Production Tax Credit Facility	Other Film Related Obligations
	(Unaudited, amounts in millions)
Film related obligations at beginning of period (current and non-current)				$1,401.8

Cash flows provided by (used in) financing activities:
Borrowings	$703.3	$33.2	$401.4	1,137.9
Repayments	(302.6)	(22.5)	(47.1)	(372.2)
	$400.7	$10.7	$354.3
Cash flows provided by (used in) operating activities:
Included in cash flows provided by (used in) operating activities				0.4

Film related obligations at end of period (current and non-current)				$2,167.9

LIONS GATE ENTERTAINMENT CORP.
RECONCILIATION OF NON-GAAP FORWARD-LOOKING MEASURES
FOR THE FISCAL YEAR ENDING MARCH 31, 2024

The following table provides a further breakout of the Studio Business Adjusted OIBDA within our previously issued guidance of Adjusted OIBDA for the fiscal year ending March 31, 2024:

	Fiscal Year
	Ended
	March 31,	Fiscal Year Ending
	2023	March 31, 2024
		Estimated Range
	Actual	Low	High
	(Unaudited, amounts in millions)
Studio Business segment profit	$409.9	$420.0	$470.0
Corporate general and administrative expenses	(122.9)	(120.0)	(120.0)
Studio Business Adjusted OIBDA	287.0	300.0	350.0
Media Networks segment profit	106.8	175.0	225.0
Eliminations	(35.7)	(75.0)	(125.0)
Adjusted OIBDA	$358.1	$400.0	$450.0

The following table reconciles the GAAP measure, operating income (loss) to the non-GAAP, forward looking projected measure, Adjusted OIBDA for the fiscal year ending March 31, 2024:

	Fiscal Year
	Ended
	March 31,	Fiscal Year Ending
	2023	March 31, 2024
		Estimated Range
	Actual	Low	High
	(Unaudited, amounts in millions)
Operating income (loss)	$(1,857.7)	NRE	NRE
Goodwill and intangible asset impairment	1,475.0	663.9	663.9
Adjusted depreciation and amortization	40.2	40.0	42.0
Restructuring and other(1)	411.9	NRE	NRE
COVID-19 related charges (benefit)(2)	(11.6)	NRE	NRE
Programming and content charges(3)	7.0	NRE	NRE
Adjusted share-based compensation expense(4)	97.8	NRE	NRE
Purchase accounting and related adjustments(5)	195.5	NRE	NRE
Adjusted OIBDA	$358.1	$400.0	$450.0
_______________
NRE: Individual items are not reasonably estimated due to the nature of the items.
(1)Restructuring and other is intended by its very nature for unusual items and thus not reasonably estimable.
(2)COVID-19 related charges (benefit) are not predictable due to the nature of the COVID-19 pandemic. However, the charges we are incurring have been diminishing, and insurance recovery exceeded the charges in fiscal 2023.
(3)Programming and content charges include certain charges as a result of changes in management and/or changes in programming and content strategy, which are included in direct operating expenses, when applicable. Due to these costs being associated with unusual events, we are unable to provide a reliable estimate of these costs, if any, to be incurred in the future.
(4)Forecasting the future market price of the Company’s common shares is inherently difficult, which impacts share-based compensation and accordingly, we are unable to reliably estimate these amounts.

(5)Purchase accounting and related adjustments primarily represent the amortization of non-cash fair value adjustments to certain assets acquired in recent acquisitions. These amounts may vary significantly depending on the level of future acquisitions, and thus we are unable to provide a reliable estimate.

See further explanation of the above reconciling items (1) through (5) in the "Reconciliation of Operating Loss to Adjusted OIBDA and Total Segment Profit" preceding.

Safe Harbor Statement

The preceding forward-looking projection of Adjusted OIBDA over the fiscal year ending 2024 represents a forward-looking statement and projection based on expectations, assumptions and estimates that the Company believes are reasonable given its assessment of historical trends and other information reasonably available as of November 9, 2023. Forward-looking statements can often be identified by words such as “expect” and “anticipate”. The amounts consist of projections only, and are subject to a wide range of known and unknown business risks and uncertainties, including those, described in the Company’s Securities and Exchange and Commission (“SEC”) filings referred to below, many of which are beyond the Company’s control. Forward-looking statements such as those contained above should not be regarded as representations by the Company that the projected results will be achieved. Projections and estimates are necessarily speculative in nature and actual results may vary materially from the outlook the Company provides today. The Company undertakes no obligation to publicly update or revise any forward-looking statements, including the forecasts set forth herein, except as required by law.

The forecast set forth above should be read together with the Company’s Annual Report on Form 10-K for the year ended March 31, 2023 including the risks identified under “Item 1A. Risk Factors” and the Company’s other SEC filings.